UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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IDENIX PHARMACEUTICALS, INC.

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Dear Idenix Stockholder:
      Please join us for the 2005 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The meeting will be held on Tuesday, June 7, 2005, at 9:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109.
      At this year’s annual meeting, we will ask our stockholders to elect eight directors, approve the adoption of the 2005 Stock Incentive Plan, ratify the appointment of our independent registered independent public accounting firm and transact any other business that may properly come before the meeting. If you owned shares of Idenix common stock at the close of business on
Friday, April 15, 2005, you are entitled to notice of, and to vote at, the annual meeting.
      Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement. The Proxy Statement is a key part of our corporate governance process. Its purpose is to answer your questions and give you important information regarding our board of directors, senior management and the proposals for which the board of directors is soliciting your proxy.
      I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees, FOR the approval of the adoption of 2005 Stock Incentive Plan, and FOR ratification of the appointment of our independent registered public accounting firm.
      On behalf of the Idenix board of directors, employees and management, I thank you for your support and confidence. We look forward to seeing you at the annual meeting.

Very truly yours,

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 7, 2005

Date	June 7, 2005

Time	9:00 a.m. (eastern daylight time)

Place	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

Items of Business	1. To elect eight directors to serve until the next annual meeting of stockholders or until their successors are elected;

2. To approve the adoption of the 2005 Stock Incentive Plan;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting if you were a stockholder of record at the close of business on April 15, 2005.

Voting by Proxy	Please submit the proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

By Order of the Board of Directors,

Andrea J. Corcoran
Secretary
Cambridge, Massachusetts
May 25, 2005

Proxy Statement for the 2005 Annual Meeting of Stockholders To Be Held on June 7, 2005
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- APPROVAL OF THE 2005 STOCK INCENTIVE PLAN
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION
APPENDIX A

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139
Proxy Statement for the 2005 Annual Meeting of Stockholders
To Be Held on June 7, 2005

PROXIES AND VOTING
      This proxy statement contains information about the 2005 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Tuesday, June 7, 2005 at 9:00 a.m. (eastern daylight time) at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.
      In this proxy statement, we refer to Idenix Pharmaceuticals, Inc. as “Idenix,” “we” and “us.”
      We are sending you this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at the annual meeting or at any adjournment or postponement thereof.
      We are mailing our Annual Report for the year ended December 31, 2004 with this proxy statement and proxy card on or about May 25, 2005.
      You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 60 Hampshire Street, Cambridge, MA 02139. References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

Q.	Who can vote at the annual meeting?

A.	To be able to vote, you must have been a stockholder of record at the close of business on April 15, 2005, the record date for our annual meeting. On that date, 48,149,768 shares of common stock were issued and outstanding.

If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.	Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities entitled to vote at the meeting.

Q.	How do I vote?

If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) By Mail: Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how you your shares should be voted, they will be voted as recommended by our board of directors.

(2) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote:

(1) By Mail: You will receive instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(2) In Person at the Meeting: Contact the broker, bank or other nominee who holds your shares to obtain a proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:

(1) Provide written notice to us prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2) Sign a new proxy and submit it to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote either by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” your broker, bank or other nominee may under certain circumstances vote your shares if you do not return your proxy. Brokers, banks and other nominees may vote customers’ unvoted shares on routine matters. If you do not return a proxy to your broker, bank or other nominee to vote your shares, your broker, bank or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. Such shares that remain unvoted are referred to as “broker non votes.” Your broker, bank or other nominee cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of directors, and Proposal 3, ratification of the selection of our independent registered public accounting firm, are both considered routine matters. However, Proposal 2, approval of the adoption the 2005 stock incentive plan, is not a routine matter. We encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions.

Q.	How many shares must be present to hold the meeting?

A.	A majority of our outstanding shares of common stock must be present to establish a quorum at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting. For purposes of determining whether a quorum exists, we will count as present any shares that are voted by completing and submitting a proxy or represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present broker non votes and shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the proposals to be voted upon. If a quorum is not present, we will postpone the meeting until a quorum is established. We believe that Novartis Pharma AG, or Novartis, the holder of a majority of our issued and outstanding common stock, will be present at the meeting and that a quorum will be established as a result.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors. A plurality of votes cast is required for the election of directors. The eight nominees for director who receive the highest number of votes FOR election will be elected as directors. Abstentions are not counted for purposes of electing directors. You may:

• vote FOR all nominees;

• WITHHOLD your vote from all nominees; or

• vote FOR one or more nominees and WITHHOLD your vote from one or more of the others.

If your shares are held by a broker, bank or other nominee in “street name,” and you do not vote your shares, your broker, bank or other nominee may vote your unvoted shares on Proposal 1. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Approval of the Adoption of the 2005 Stock Incentive Plan. The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to approve the adoption of the 2005 stock incentive plan. If your shares are held by your bank, broker or other nominee in “street name,” and you do not vote your shares, your broker, bank or other nominee cannot vote your shares on Proposal 2 since this matter is not considered “routine” for purposes of nominee voting. Shares held in “street name” by brokers, banks or other nominees, who indicate on their proxies that they do not have authority to vote the shares on Proposal 2, will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you vote to abstain on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non votes and votes to abstain will have no effect on the voting on the proposal.

Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2005. If your shares are held by your broker, bank or other nominee in “street name,” and you do not vote your shares, your broker, bank or other nominee may vote your unvoted shares on Proposal 3. If you vote to abstain on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Proposal 4 — Other Matters. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do know of any other matters to be presented at the annual meeting.

Novartis Pharma AG, together with its affiliate, Novartis BioVentures Ltd., is the holder of approximately 57% of our outstanding common stock. We believe that Novartis intends to vote all of its shares FOR each of the proposals detailed above.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We will report the final voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2005, which we expect to file with the Securities and Exchange Commission in August 2005.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.	Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

RELATIONSHIP WITH NOVARTIS PHARMA AG
      On May 8, 2003, we entered into a collaboration with Novartis relating to the development and commercialization of our product candidates. Additionally, at that time, Novartis purchased approximately 54% of our outstanding capital stock from our then existing stockholders for $255 million in cash, with an additional aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined milestones with respect to the development of an hepatitis C virus, or HCV, product candidate. At the conclusion of this transaction, the aggregate shares owned by Novartis and its affiliate, Novartis BioVentures Ltd., which was a stockholder of ours at the time of the Novartis purchase, approximated 57% of our capital stock then outstanding.
      In July 2004, to maintain its percentage equity interest at the closing of our initial public offering, Novartis purchased from us 5,400,000 shares of our common stock for an aggregate purchase price of $75.6 million. Additionally, we sold to Novartis 1,100,000 shares of common stock for a purchase price of $.001 per share in exchange for the termination of certain stock subscription rights held by Novartis that related to our 1998 Equity Incentive Plan, as amended. Currently, Novartis and its affiliate, Novartis BioVentures Ltd., collectively own approximately 57% of our outstanding common stock.
      Our relationship with Novartis includes a number of arrangements that affect our corporate governance, and the research, development, manufacture and commercialization of our product candidates. These arrangements are contemplated in the following agreements to which we and Novartis are parties:

•	the stockholders’ agreement, which was amended and restated in July 2004 in connection with the closing of our initial public offering, provides for, among other things, the ability of Novartis to maintain its percentage ownership in our stock, rights of Novartis with respect to designation of nominees for election as director, rights of Novartis to approve specified material activities of Idenix, registration rights in favor of Novartis and our other stockholders who held our preferred stock prior to its conversion in May 2003 in connection with the Novartis transaction;

•	the development agreement, under which we are collaborating with Novartis to develop, manufacture and commercialize our hepatitis B virus, or HBV, product candidates and, potentially, our HCV and other product candidates; and

•	the supply agreement, under which Novartis will manufacture for us the active pharmaceutical ingredient, or API, for the clinical development supply of product candidates it has licensed from us and will perform the finishing and packaging of licensed products for commercial sale.

Stockholders’ Agreement
      Under the stockholders’ agreement, we have:

•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock;

•	agreed that for so long as any designee of Novartis serves on our board of directors, a Novartis director designee is entitled to be a member of each committee of our board of directors or a non-voting observer to any such committee if such committee membership is barred by applicable law, rule or regulation;

•	required that, with certain limited exceptions, until May 8, 2008 or sooner if terminated pursuant to the terms of the stockholders’ agreement, Novartis and its affiliates not acquire additional shares of our voting stock unless a majority of our independent directors approves or requests the acquisition;

•	granted to Novartis for so long as it and its affiliates continue to own at least 19.4% of our voting stock, approval rights over a number of corporate actions that we or our subsidiaries may take, including:

–	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;

–	any change or modification to the structure of our board of directors or a similar governing body of any of our subsidiaries;

–	any amendment or modification to any of our organizational documents or those of our subsidiaries;

–	the adoption of a three-year strategic plan or the adoption of an annual operating plan and budget, if there is no approved strategic plan;

–	any decision that would result in a variance of total annual expenditures, capital or expense, in excess of 20% from the approved three-year strategic plan;

–	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or operating plan;

–	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;

–	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;

–	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million, other than in limited circumstances;

–	any material change in the nature of our business or that of any of our subsidiaries;

–	any change in control of Idenix or any subsidiary; and

–	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws; and

•	granted Novartis, together with certain other holders of our common stock, rights to cause us to register, under the Securities Act of 1933, or Securities Act, shares of our common stock held by such stockholders.
      To waive, modify, supplement or amend the stockholders’ agreement, the consent of Novartis, the holders of two-thirds of our voting stock held by our former holders of preferred stock, excluding Novartis and its affiliates, and us must be obtained.

Novartis’ Ability to Maintain its Percentage Ownership Interest in our Capital Stock
      If we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock. This right is applicable to equity awards under our stock incentive plans, including our proposed 2005 Stock Incentive Plan. For further information please refer to “Novartis’ Ability to Maintain its Percentage Ownership Interest” on page 26 of this proxy statement.
      Additionally, Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. These additional purchase rights of Novartis remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003.

Development, License and Commercialization Agreement
      Under the development, license and commercialization agreement, dated as of May 8, 2003 among us, our subsidiary Idenix (Cayman) Limited, or Idenix Cayman, and Novartis, which we refer to as the development agreement, Novartis obtained certain rights to commercialize telbivudine and valtorcitabine, our lead HBV product candidates. Novartis is providing development funding for these product candidates and will make payments to us of up to $35 million upon the achievement of regulatory approval milestones for these product candidates, as well as additional milestone payments based upon achievement of predetermined sales levels. In addition, Novartis has the exclusive option to obtain rights to:

•	NM283, also known as valopicitabine, the initial product candidate we are developing for the treatment of HCV infection;

•	if Novartis exercises its option with respect to valopicitabine and if valopicitabine subsequently does not obtain regulatory approval in the United States, or U.S., a replacement HCV product candidate; and

•	other product candidates developed by us, or in some cases licensed to us, so long as Novartis maintains ownership of 51% of our voting stock and for a specified period of time thereafter.
      The terms of these options, including license fees, milestone payments and payments in reimbursement of development expenses, vary according to the disease which the product candidate treats, the stage of development of the product candidate and Novartis’ ownership interest in Idenix. If Novartis exercises its option to obtain exclusive rights to valopicitabine, Novartis would be required to pay us up to $525 million in license fees and regulatory milestone payments relating to valopicitabine, as well as additional milestone payments based upon achievement of predetermined sales levels. In June 2004, we received from Novartis a $25 million milestone payment based on the results from our phase I clinical trial of valopicitabine.

Development of Products and Regulatory Activities
      For most of our product candidates, Novartis will have the right to approve, in its reasonable discretion, the development budget. We will develop each product in accordance with a development plan approved by a joint operating committee that is comprised of an equal number of representatives of Idenix and Novartis. Novartis is solely responsible for the development expenses incurred in accordance with approved development budgets for telbivudine and valtorcitabine, our lead HBV product candidates, and, if selected by Novartis, valopicitabine or a replacement HCV product candidate. If valopicitabine fails to obtain regulatory approval in the U.S., Novartis will pay the development expenses for a replacement HCV product candidate if it has approved the corresponding development budget, up to a specified maximum. The development expense payments for any replacement HCV product candidate will be credited against the first sales milestone payment payable by Novartis to us for our initial HCV product. Novartis will also be primarily responsible for the development expenses for any other product candidate for which it exercises its option to obtain commercialization rights.
      We have primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in the U.S., and Novartis has primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in all other countries in the world. Under certain circumstances, primary responsibilities for all or certain regulatory tasks in a particular country may be switched from one party to the other.

Product Commercialization
      We granted Novartis an exclusive, worldwide license to market and sell telbivudine and valtorcitabine, our lead HBV product candidates, and we will grant Novartis such a license with respect to any other product candidates for which Novartis exercises its option, except that in each case we retained the right to co-promote or co-market all licensed products in the U.S., the United Kingdom, France, Germany, Italy and Spain. We will share equally the resulting net benefit with Novartis from the co-promotion in the

U.S. from the date of product launch and in the United Kingdom, France, Germany, Italy and Spain, we will share equally the net benefit within three years after the date of product launch.
      In other countries, we will sell products to Novartis for their further sale to third parties. Novartis will pay us to acquire such products at a price that is determined in part by the volume of product net sales under the terms of the supply agreement described below.
      Novartis has agreed that it will not market, sell or promote, or grant a license to any third party to market, sell or promote, certain competing products. However, if Novartis seeks to engage in such activities, it must first inform us of the competitive product opportunity and, at our election, enter into good faith negotiations with us concerning such opportunity. If we either do not elect to enter into negotiations with respect to such opportunity or are unable to reach agreement within a specified period, Novartis would be free to proceed with its plans with respect to such competing product. The competitive restrictions on Novartis terminate on a country-by-country basis on the earlier of May 8, 2008 or the termination of the development agreement with respect to each particular country as described below.

Termination
      Novartis and in certain circumstances, we, have the right to terminate the development agreement. Novartis may in its sole discretion terminate the development agreement with respect to a particular product, product candidate or country on not less than six months notice. If either we or Novartis materially breach the development agreement and do not timely cure such breach, the non-breaching party may terminate the development agreement with respect to the particular product, product candidate or country to which the breach relates; or in its entirety, if the material breach is not limited to a particular product, product candidate or country.
      If Novartis terminates the development agreement for material breach by us, or for bankruptcy, insolvency or reorganization on our part, then Novartis may elect to retain licenses to product candidates or products, in which case it will remain obligated to make payments to us in amounts to be negotiated in good faith at the time of termination. If we terminate part or all of the development agreement for material breach by Novartis, or for bankruptcy, insolvency or reorganization on the part of Novartis, or if Novartis terminates the development agreement unilaterally in the absence of a breach by us, we may be obligated to make payments to Novartis in amounts to be negotiated in good faith at the time of termination.

Master Manufacturing and Supply Agreement
      Under the master manufacturing and supply agreement, dated as of May 8, 2003, between Idenix Cayman and Novartis, which we refer to as the supply agreement, Idenix Cayman appointed Novartis to manufacture or have manufactured the clinical supply of the API for each product candidate licensed under the development agreement and certain other product candidates. The cost of the clinical supply will be treated as a development expense, to be allocated in accordance with the development agreement. Idenix Cayman will appoint Novartis or a third party to manufacture the commercial supply of the API based on a competitive bid process under which Novartis has the right to match the best third-party bid. Novartis will perform the finishing and packaging of the APIs into the final form for sale.
      Idenix Cayman will pay Novartis for manufacturing the commercial supply of API, if Novartis manufactures the API, and finishing and packaging the products. Novartis will pay to Idenix Cayman a transfer price based on net sales of the products sold outside the co-commercialization countries. The parties will negotiate the transfer prices for the products to be sold in the co-commercialization countries.

Indemnification
      We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development agreement and stock purchase agreement dated March 21, 2003 which we, Novartis and substantially all of our stockholders as of May 8, 2003 are a party. In these agreements, we made numerous representations and warranties to Novartis regarding our hepatitis C and hepatitis B product candidates, including representations regarding our ownership of the inventions and discoveries. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. Novartis has the right to seek from us, and under certain circumstances, from us and our stockholders who sold shares to Novartis, who include many of our officers and directors, indemnification for damages suffered by Novartis as a result of a breach by us. The amounts for which we could be liable may be substantial.
      It is possible that we may need to rely on the license agreement between us and the University of Alabama at Birmingham Research Foundation, or UABRF, to commercialize telbivudine and we have entered into a settlement agreement with UABRF and the University of Alabama at Birmingham, or UAB, relating to our ownership of our chief executive officer’s inventorship interest in certain of our patents and patent applications, including patent applications covering our hepatitis C product candidate.
      Under the terms of the settlement with UAB and UABRF we have agreed to make payments to UABRF, including a $2 million initial payment paid to a UABRF in 2004, as well as regulatory milestone payments and payments relating to net sales of certain products. Novartis may seek to recover from us, and, under certain circumstances, us and our stockholders who sold shares to Novartis, which include many of our officers and directors, the losses it suffers as a result of any breach of the representations and warranties we made relating to our hepatitis C product candidates and may assert that such losses include the settlement payments.
      Novartis could also suffer losses in connection with any amounts we become obligated to pay relating to or under the terms of any license agreement or other arrangements we may be required to enter into with UABRF, Emory University and the Centre Nationale de la Recherche Scientifique, or CNRS, to commercialize telbivudine. If we are required to rely upon the license agreement with UABRF to commercialize telbivudine, we will be obligated to make certain payments to UABRF and the other licensors, including milestone payments, royalties and a percentage of payments we receive from non-affiliate sublicensees. Novartis may seek to recover from us, and, under certain circumstances, us and our stockholders who sold shares to Novartis, which include many of our officers and directors, the losses it suffers as a result of any breach of the representations and warranties we made relating to our hepatitis B product candidates and may assert that such losses include the additional payments we may be required to make under the license agreement.
      In addition to its indemnification rights, if we breach the representations and warranties we have made in the development agreement relating to our hepatitis B product candidates or other product candidates Novartis subsequently licenses from us, Novartis has the right to terminate the development agreement with respect to such product candidates. Such result would have a material adverse effect on our business.

Other Agreement
      We have also agreed that until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer.

CORPORATE GOVERNANCE

Commitment
      Our board of directors strongly believes that good corporate governance policies and practices lead to management of Idenix in a manner that will result in successful business performance and benefit to our stockholders. During 2004, we reviewed and updated our corporate governance policies and practices. We expect to continue to seek and implement those corporate governance practices that will promote a high level of performance from our board of directors, officers and employees.

Corporate Governance Principles, Committee Charters and Code of Conduct and Ethics
      Our board of directors has adopted corporate governance principles which include guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors, and management evaluation and succession. In 2004, we adopted new charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center – Our Leadership & Governance – Board of Directors, Committee Composition and Charters.” Additionally, a copy of the Audit Committee charter, as is in effect on the date of this proxy statement, is attached to this proxy statement as Appendix A.
      Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics, includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance – Idenix Policy on Business Conduct and Ethics” and we intend to post on our website all disclosures that are required by law or NASDAQ® listing standards concerning any amendments to, or waivers from, any provision of our policy.

Communicating with the Board of Directors
      We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters. Written communications from our stockholders and employees may be sent to: Idenix Pharmaceuticals, Inc., Audit Committee Chair, 60 Hampshire Street, Cambridge, Massachusetts 02139.
      Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.
      Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties, and will respond to appropriate communications it receives. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Board of Directors
      Our business, property and affairs are managed by or under the direction of our board of directors. Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to all our books, records and reports and members of our management frequently interact with our directors.
      Our board of directors is currently composed of nine members. All of our directors, are nominated by the Nominating and Corporate Governance Committee. In addition, as described below, under the terms of the stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate Novartis designees to our board of directors and committees of the board. Directors are elected to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

Director Independence
      Relationship with Novartis. Under the terms of the stockholders agreement, we have agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock. We have also agreed that for so long as one or more Novartis designees serve on our board of directors, to permit Novartis designated directors to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case, the Novartis designee is entitled to serve on our board committees as a non-voting observer. To enable us to fulfill these contractual obligations, we are relying upon an exemption provided to “controlled companies” by NASDAQ with respect to its requirements that a majority of the directors on the compensation and nominating and corporate governance committee be independent. Applicable NASDAQ rules define “controlled companies” as those which have more than 50% of their voting power held by an individual, group or entity. Since Novartis and its affiliates currently own more than 50% of our voting stock, Idenix is a controlled company.
      Board of Directors. Our Board of Directors has determined that the following five directors satisfy NASDAQ’s independence requirements and the additional independence guidelines set forth in our corporate governance principles: Charles W. Cramb, Wayne T. Hockmeyer, Thomas Hodgson, Denise Pollard-Knight and Pamela Thomas-Graham.
      Committees. Our Audit Committee, as required by NASDAQ and Securities and Exchange Commission, or SEC, rules, is composed entirely of independent directors. Our Compensation Committee and our Nominating and Corporate Governance Committee, with the exception of one Novartis designated director serving on each committee, is each composed of independent directors.

Lead Director
      Our corporate governance principles provide for the appointment of a lead director. In 2004, Mr. Hodgson was appointed as our lead director. In such capacity, Mr. Hodgson, in consultation with the other independent directors, establishes agendas for the independent directors’ meetings, chairs such meetings and meets with directors to discuss their performance.

Meetings of Independent Directors
      Our corporate governance principles require that our independent directors regularly meet without management being present. At each meeting of our board of directors, the independent directors meet in executive session without management.

Information about our Nominating Process
      The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders.
      The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, in 2004, the Nominating and Corporate Governance Committee retained an executive search firm that it continues to retain to assist in the identification and evaluation of potential director candidates.
      Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy card for the stockholder meeting at which such nominee’s election is recommended.
      Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2006 Annual Meeting.” Director candidates nominated in accordance with such procedures will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.

Director Qualification Standards
      Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment. We endeavor to have a diverse board of directors possessing strategic and policy-making experience and skills in business, healthcare, science and technology and in the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.
      Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits on directors’ service are appropriate since such term limits could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.

Information about Meetings of our Board of Directors
      Our board of directors met nine times in 2004. No director, except one, attended fewer than 75% of the total number of meetings of the board of directors or the committees on which he or she served during 2004.

Composition of our Board’s Committees and Information about Committee Meetings
      The composition of the committees of our board of directors and the number of times that each committee met in 2004 are set forth in the following table:

Committee	Members	Number of Meetings

Compensation Committee	Wayne T. Hockmeyer (Chair)
	Charles W. Cramb	6
	Thomas Ebeling
	Thomas Hodgson (Lead Director)

Nominating and Corporate	Wayne T. Hockmeyer (Chair)	2
Governance Committee	Robert Pelzer

Audit Committee	Charles W. Cramb (Chair)
	Wayne T. Hockmeyer	6
	Thomas Hodgson (Lead Director)

Committees
      Our board of directors has three standing committees — Audit, Compensation and Nominating and Corporate Governance. Copies of each committee’s charter, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters.” Additionally, a copy of the Audit Committee charter, as in effect on the date of this proxy statement, is attached to this proxy statement as Appendix A.

•	The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements and understanding of our accounting and financial reporting processes. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors has determined that Charles W. Cramb, the chair of the Audit Committee, is a financial expert under applicable SEC and NASDAQ rules. The report of the Audit Committee appears on page 13.

•	The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development, recommends for approval by the board of directors the compensation of our chairman and chief executive officer and our non-employee directors, establishes annually the compensation of our other officers, effects the engagement of, and terms of employment agreements and arrangement with, and the termination of all our officers and administers our equity incentive plans. The report of the Compensation Committee appears on page 38.

•	The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying qualified individuals to become members of our board of directors, recommending nominees to our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning.

      While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors may receive copies of each committee’s agendas and minutes.

Attendance at Annual Meetings
      We expect all of our directors to attend our annual meetings of stockholders. We completed our initial public offering in July 2004. As a result, the 2005 annual meeting of stockholders will the first stockholders’ meeting that we hold as a public company.
Audit Committee

Report of the Audit Committee
      The Audit Committee assists the board of directors in its oversight of the integrity of Idenix’s financial statements, compliance with legal and regulatory requirements and Idenix’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process including the systems of internal controls. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Idenix’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these activities.
      As appropriate, we review and evaluate, and discuss with Idenix’s management and the independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of Idenix’s financial statements;

•	Idenix’s financial disclosure documents, including financial statements and reports filed with the SEC or sent to stockholders;

•	analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on Idenix’s financial statements;

•	changes in Idenix’s accounting practices, principles or methodologies;

•	significant developments or changes in regulatory and accounting rules applicable to Idenix and the effects of such developments and changes on Idenix’s financial statements;

•	the adequacy of Idenix’s financial reporting processes, including systems of internal controls; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.
      Additionally, we meet regularly with the independent registered public accounting firm, outside the presence of management, to discuss Idenix’s accounting practices, principles and methodologies, and the adequacy of Idenix’s financial reporting processes, including systems of internal controls.
      We have discussed Idenix’s major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Audit Committee of any instances of fraud relating to employees who have a significant role in Idenix’s internal controls. The Audit Committee was advised that management was not aware of any such instances of fraud.

      Management has represented to us that the financial statements have been prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States). We reviewed the audited consolidated financial statements with both management and the independent registered public accounting firm and discussed with each of them the quality, not just the acceptability, of the accounting principles that were followed and the clarity of disclosures in, and the presentation of, the financial statements. We also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee. These matters include:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis, if any, for management’s accounting estimates and the disclosures in the financial statements.
      We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires the independent registered public accounting firm annually to disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. We have discussed with the independent registered public accounting firm its objectivity and independence from us.
      Based on our discussions with management and the independent registered public accounting firm, and our review of the representations and information provided by management and the independent registered public accounting firm, we recommended to the board of directors that the audited financial statements be included in Idenix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. We have also recommended the retention of PricewaterhouseCoopers LLP as Idenix’s independent registered public accounting firm for the year ending December 31, 2005.

By the Audit Committee

Charles W. Cramb, Chair
Wayne T. Hockmeyer, Ph.D.
Thomas R. Hodgson

Principal Accountant Fees and Services
      The following table summarizes the fees PricewaterhouseCoopers, LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and for other services:

Fee Category	2004	2003

Audit Fees(1)	$442,739	$319,253
Audit-Related Fees(2)	16,450	11,690
Tax Fees(3)	190,035	204,721
All Other Fees	—	—

Total Fees	$649,224	$535,664

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees included $230,043 in 2004 and $122,200 in 2003 for services rendered by our independent registered public accounting firm in connection with our initial public offering.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of original and amended tax returns, accounted for $28,505 and $82,455 of the total tax fees billed in 2004 and 2003, respectively. Tax advice and tax planning services relate to United States federal and state and international tax planning and advice.
No audit-related or tax fees billed in 2004 or 2003 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policies and Procedures
      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
      The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth information regarding the ownership of our common stock as of May 15, 2005 by:

•	each of our directors and the named executive officers;

•	each person or group of affiliated persons known to us to be the beneficial owners of more than five percent of the outstanding shares of our common stock; and

•	all of our executive officers and directors as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after May 15, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.
      Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, to our knowledge, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as shown otherwise in the table, the address of each stockholder listed is in c/o Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

	Shares of
	Common Stock		Percent of
	Beneficially		Common Stock
Name and Address	Owned(1)		Outstanding

5% Stockholders
Novartis AG	27,356,739	(2)	56.80%
Lichtstrasse 35 CH-4002 Basel Switzerland

MPM Capital	4,797,991	(3)	9.96%
111 Huntington Avenue Boston, Massachusetts 02199
Directors
Jean-Pierre Sommadossi	2,515,104	(4)	5.20%
Charlene Barshefsky	61,343	(5)	*
Charles W. Cramb	43,033		*
Thomas Ebeling	—		—
Wayne T. Hockmeyer	41,708		*
Thomas R. Hodgson	42,324		*
Robert Pelzer	—		—
Denise Pollard-Knight	—		—
Pamela Thomas-Graham	—		—
Other Named Executive Officers
David Arkowitz	215,500		*
Nathaniel Brown, M.D.	199,375		*
Guy Macdonald	217,500		*
Andrea J. Corcoran	199,137		*
David Shlaes, M.D., Ph.D.	220,812		*
All directors and executive officers as a group (15 persons)	8,554,661		17.34%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	The number of shares of common stock that each person is deemed to beneficially own includes the number of shares of common stock that such person has the right to acquire within 60 days after May 15, 2005. The number of such shares acquirable upon exercise of outstanding stock options is as follows:

Number of
Name	Shares

Charles W. Cramb	36,667
Jean-Pierre Sommadossi	156,250
David Arkowitz	207,500
Nathaniel Brown	199,375
Guy Macdonald	207,500
Andrea J. Corcoran	135,813
David Shlaes	220,812
All directors and executive officers as a group (15 persons)	1,163,917

(2)	Consists of 26,169,646 shares held by Novartis Pharma AG, a direct, wholly-owned subsidiary of Novartis AG, and 1,187,093 shares held by Novartis BioVentures Ltd., an indirect, wholly-owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D filed on August 6, 2004 jointly by Novartis AG, Novartis Pharma AG and Novartis BioVentures Ltd.

(3)	Consists of 4,292,188 shares held by BB BioVentures L.P., or BB BioVentures, 373,298 shares held by MPM Bioventures Parallel Fund L.P., or Parallel Fund, 54,277 shares held by MPM Asset Management Investors 1998 LLC, or Investor’s Fund, and 78,228 shares held by MPM Asset Management. This information is based solely on information set forth in a Schedule 13G filed by such entities on February 9, 2005.

(4)	Includes 37,810 shares held by the Jean-Pierre Sommadossi 2002 Qualified Annuity Trust and 200,000 shares held by the Jean-Pierre Sommadossi 2004 Qualified Annuity Trust.

(5)	Includes 41,343 shares held by the Charlene Barshefsky Grantor Retained Annuity Trust dated January 30, 2004.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2004 all filings required to be made by our directors, executive officers and holders of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements.

Comparative Stock Performance Graph
      The comparative stock performance graph below compares the cumulative stockholder return on our common stock for the period from July 22, 2004 (the date our common stock began publicly trading) through December 31, 2004 with the cumulative total return on (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) (the “NASDAQ Composite Index”), and (ii) the NASDAQ Biotech Index (assuming the investment of $100 in our common stock, the NASDAQ Composite Index and the NASDAQ Biotech Index on July 22, 2004).

	7/22/04	9/30/04	12/31/04

Idenix Pharmaceuticals, Inc.	$100.00	$118.96	$127.51

NASDAQ Composite Index	100.00	100.41	115.16

NASDAQ Biotech Index	100.00	105.57	113.54

Equity Compensation Plan Information
      The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2004.
Equity Compensation Table

Number of securities
remaining available for
future issuance under
	Number of securities		equity compensation
	to be issued upon	Weighted average	plans (excluding
	exercise of	exercise price of	securities reflected in
Plan Category	outstanding options	outstanding options	column (a))(1)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,161,790 (1)	$7.50	749,258 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	3,161,790		749,258

(1)	This does not include the additional shares of our common stock under the proposed 2005 stock incentive plan being submitted to stockholders for approval at the annual meeting.

(2)	Includes 3,074,040 shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 1998 equity incentive plan, as amended, and 87,750 shares of common stock issuable upon exercise of options to purchase common stock awarded under our 2004 stock incentive plan.

(3)	Includes 37,008 shares of our common stock issuable under our 1998 equity incentive plan, as amended, and 712,250 shares of common stock issuable under our 2004 stock incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Novartis
      We have entered into agreements with Novartis, including a stockholders’ agreement, development agreement, supply agreement and stock purchase agreement. For a discussion of these agreements and related obligations, please refer to “Relationship with Novartis.”

Employment Agreement

James Egan
      We entered into an employment agreement with Mr. Egan in May 2003 with an initial term of five years. The agreement is automatically renewable for successive one-year periods unless either party gives written notice to the other party 90 days prior to the expiration of the term. Under the agreement, Mr. Egan currently receives an annual base salary of $265,000, subject to increase at the discretion of our board of directors or a subcommittee of the board of directors. In addition, Mr. Egan is entitled to receive an annual performance bonus of not less than 30% of his base salary, which we refer to as his target bonus amount, and not more than 200% of his target bonus amount, to be paid at the discretion of the board of directors if he achieves or surpasses performance goals established by the board of directors in consultation with our management.
      The agreement further provides that Mr. Egan is eligible to participate in any of our equity incentive programs and shall have an opportunity, subject to the approval of our board of directors, to be awarded annually an option to purchase 30,000 shares of our common stock which would vest over four years.
      The employment agreement also provides that if we terminate Mr. Egan’s employment without cause or if Mr. Egan terminates his employment for good reason, he is entitled to receive a lump-sum payment equal to his base salary, plus the greater of:

•	his target bonus amount; or

•	the bonus he earned for the year preceding the year in which the termination occurs.
Additionally, if such termination occurs as set forth above or if his employment terminates due to his death or disability, Mr. Egan, or his estate, is entitled to receive continued medical, dental and life insurance coverage for himself and eligible dependents for up to 12 months after termination, and all of his outstanding equity awards will become immediately vested and exercisable. Mr. Egan is also entitled to an additional payment of 60% of his base salary per year until he reaches age 65 in the event of disability. If within one year following a change in control of Idenix, we terminate Mr. Egan’s employment without cause or Mr. Egan terminates his employment for good reason, he is entitled to an additional lump-sum amount equal to his base salary, plus the greater of:

•	his target bonus amount; or

•	the bonus he earned for the year preceding the year in which the termination occurs.
We also agreed to pay gross-up amounts on benefits received by Mr. Egan under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code.

      In addition, the employment agreement includes restrictive covenants prohibiting the sale, transfer or disposition of more than 50% of the Idenix capital stock Mr. Egan owned on May 8, 2003, plus shares of common stock Mr. Egan acquires upon exercise of stock options outstanding as of that date, until May 8, 2008, unless:

•	we terminate Mr. Egan’s employment without cause;

•	Mr. Egan resigns for good reason; or

•	the employment termination is a result of Mr. Egan’s death or disability.

Registration Rights
      As of May 15 2005, the holders of 36,194,463 shares of our common stock are entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the stockholders’ agreement. These holders include the following directors, officer and holders of more than five percent of our voting securities and their affiliates:

Number of
Name of Holder	Registrable Shares

Novartis AG(1)	27,356,739
MPM Capital L.P. affiliated funds(2)	4,719,763
Jean-Pierre Sommadossi	100,000

Total	32,176,502

(1)	Represents 26,169,646 shares held by Novartis, a direct, wholly-owned subsidiary of Novartis AG, and 1,187,093 shares held by Novartis BioVentures, an indirect wholly-owned subsidiary of Novartis AG. Mr. Ebeling, one of our directors, serves as chief executive officer of the Novartis Pharmaceuticals Division, an affiliate of Novartis, and Mr. Pelzer, also one of our directors, serves as general counsel to Novartis Pharmaceuticals Division.

(2)	Represents 4,292,188 shares held by BB BioVentures, 373,298 shares held by Parallel Fund, and 54,277 shares held by Investor’s Fund. Each of these funds is affiliated with MPM Capital.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Our board of directors is elected each year at the annual meeting of stockholders. There are eight nominees for the nine presently authorized seats on our Board of Directors. Each director elected to hold office will do so until the next annual meeting of stockholders and until her or his successor is elected and qualified, or until such director’s earlier death, resignation or removal.
      Each person nominated for election is an incumbent director. Ambassador Charlene Barshefsky, currently a member of our board of directors, is not standing for re-election. The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Messrs. Ebeling and Pelzer have been nominated as the two designees of Novartis, pursuant to the stockholder’s agreement described under the caption “Corporate Governance — Director Independence — Relationship with Novartis.” There are no family relationships among any of our directors and our executive officers.
      Each nominee has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of such other substitute nominees as the board of directors may propose.

      If all the nominees for director are elected at the annual meeting, our board of directors will have one vacancy to be filled by a director who is considered independent under the NASDAQ regulations and the SEC rules. Under our bylaws, as well as Delaware law, any vacancy on our board of directors may be filled by a majority of the directors then in office, even if such number of directors is less than a quorum. We are actively searching for a new independent director who has the appropriate qualifications to make valuable contributions to our board of directors.
      Directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. Proxies can not be voted for a greater number of persons than the number of nominees standing for election.

Our board of directors recommends a vote FOR each of the nominees named below.
      The name, age, years of service on our board of directors, and principal occupation and business experience of each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since

Jean-Pierre Sommadossi, Ph.D. (age 49)	Dr. Sommadossi is the principal founder of Idenix and has served as the chairman of our board of directors since our inception in 1998 and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Prior to taking a sabbatical and then unpaid leave from November 1999 to November 2002, Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles in France.	1998

Charles W. Cramb (age 58)	Mr. Cramb has served as the chief financial officer of The Gillette Company, a worldwide consumer products company, since July 1997. From July 1995 to July 1997, Mr. Cramb served as a corporate vice president and corporate controller of The Gillette Company. Mr. Cramb is a director and vice chairman of the Private Sector Council. He is also a member of the board of directors of Tenneco Automotive Inc. Mr. Cramb holds a B.A. from Dartmouth College and a M.B.A. from the University of Chicago.	2003

Thomas Ebeling (age 46)	Mr. Ebeling joined the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products, in January 1998 as chief executive officer of Novartis Nutrition World Wide. After serving as chief executive officer of Novartis’ global nutrition operations, Mr. Ebeling became chief executive officer of Novartis Consumer Health World Wide, and then chief operating officer of the Novartis Pharmaceuticals Division. Mr. Ebeling was appointed chief executive officer of Novartis Pharmaceuticals Division in July 2000. Prior to joining Novartis, Mr. Ebeling served as general manager of Pepsi-Cola Germany, where he began his career in 1991 as marketing manager. Prior to working for Pepsi-Cola, Mr. Ebeling held several positions at Reemstma Germany from 1987 to 1991. Mr. Ebeling holds a degree in psychology from the University of Hamburg, Hamburg, Germany.	2003

Name and Age	Principal Occupation and Business Experience	Director Since

Pamela Thomas-Graham (age 41)	Ms. Thomas-Graham has served as chairman of CNBC since February 2005 and served as president and chief Executive Officer of CNBC from July 2001 to February 2005. From February 2001 to July 2001, Ms. Thomas-Graham served as president and chief operating officer of CNBC. From September 1999 to February 2001, Ms. Thomas-Graham served as an executive vice president of NBC, and president and chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company from December 1995 to September 1999. Ms. Thomas-Graham holds a J.D., M.B.A. and B.A. from Harvard University.	2005

Wayne T. Hockmeyer, Ph.D. (age 60)	Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as the chief executive officer of MedImmune. In October 2000, Dr. Hockmeyer relinquished his position as chief executive officer and now serves as chairman of the board of directors, MedImmune, Inc. and president of MedImmune Ventures, Inc., a wholly-owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Advancis Pharmaceutical Corporation, GenVec, Inc. and TolerRx, Inc. Dr. Hockmeyer was recognized, in 1998, by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.	2002

Thomas R. Hodgson (age 63)	Since January 1999, Mr. Hodgson has engaged in private investing activities. From September 1990 to January 1999, Mr. Hodgson served as the president and chief operating officer of Abbott Laboratories. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The St. Paul Travelers Inc. and Intermune, Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.	2002

Robert E. Pelzer (age 51)	Mr. Pelzer is general counsel of Novartis Pharmaceuticals Division. Prior to this appointment at Novartis in March 2002, Mr. Pelzer was general counsel at DuPont Pharmaceuticals Company from 1998 to December 2001. Prior to that time, Mr. Pelzer held various positions with The DuPont Company. Mr. Pelzer started his legal career at the law firm of MacKimmie Matthews in Calgary, Alberta. Mr. Pelzer holds degrees in Commerce and in Law from the University of Alberta. He is admitted as barrister and solicitor in the Province of Alberta, Canada, and as Solicitor in England and Wales.	2003
Denise Pollard-Knight, Ph.D. (age 46)	Dr. Pollard-Knight has served since April 2004 as head of Nomura Phase4 Ventures, an affiliate of Nomura International plc. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc, a leading Japanese financial institution. Prior to joining Nomura, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm, from January 1997 to January 1999. Dr. Pollard-Knight held several research and development management positions at Amersham-Pharmacia and Fisons plc. Dr. Pollard-Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.	2003
Director Compensation
      Our non-employee directors receive a combination of cash and equity compensation for their service to Idenix. In addition, members of our board of directors are also eligible for reimbursement of expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy. Our employee directors do not receive any additional remuneration for their service on our board of directors.
      None of Dr. Pollard-Knight or our directors who are employees of Novartis and its affiliates, namely Messrs. Ebeling and Pelzer, receive any cash or equity compensation for service on our board of directors or any of its committees. Additionally, directors affiliated with Novartis are not reimbursed for any expense incurred in connection with their service on our board of directors.
      The following table describes Idenix’s compensation practices for non-employee directors, other than the non-employee directors noted above, during 2004 and 2005:

		Non-Employee Director Compensation

			Options to purchase
			common stock(1)

	Year	Cash Retainer	Initial		Annual

Board Member	2005	$30,000	15,000	(2)	20,000	(3)
	2004	30,000	20,000	(4)	10,000	(5)

Committee Chair	2005	5,000	—		—
	2004	5,000	—		—

(1)	The exercise price of these options is equal to the fair market value of our common stock on the date of grant as reported by NASDAQ. Each option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director, except in the case of death or disability, in which event the option terminates one year from the date of the director’s death or disability.

(2)	Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The options vest in 12 monthly equal installments from the date of grant.

(3)	Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional option grant of 20,000 shares. The number of options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders will be prorated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments from the date of grant.

(4)	No initial option grants were made in 2004.

(5)	The annual grant was awarded only to Mr. Cramb who began his service as a director in 2003. Our other non-employee directors, Ambassador Barshefsky, Dr. Hockmeyer and Mr. Hodgson, each of whom began their service as directors prior to 2003 were not entitled to receive annual awards until their third anniversary of service commencement.

Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee of our board of directors are Dr. Hockmeyer and Messrs. Cramb, Ebeling and Hodgson. No member of the Compensation Committee was at any time during 2004, or formerly, an officer or employee of Idenix or any subsidiary of Idenix. Mr. Ebeling serves on the Compensation Committee as a designee of Novartis pursuant to the terms of our stockholders’ agreement. No other member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
      None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of Idenix or member of our Compensation Committee.

PROPOSAL 2 — APPROVAL OF THE 2005 STOCK INCENTIVE PLAN
      Currently, we are authorized to issue up to 800,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) pursuant to awards granted under the 2004 stock incentive plan, or 2004 plan, and 5,068,966 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) pursuant to awards granted under the 1998 equity incentive plan, or 1998 plan. As of April 30, 2005, there were 8,000 shares remaining available for future awards under the 2004 plan and 61,219 shares remaining available for future awards under the 1998 plan. As of April 30, 2005, options to purchase 2,845,391 shares and 792,000 shares of common stock were outstanding under the 1998 plan and 2004 plan, respectively.
      Our board of directors believes that our equity compensation program is an essential tool to attract, retain and motivate individuals with the requisite experience and ability necessary to facilitate our continued growth. To ensure that the equity compensation program remains available for such purpose, we are requesting that our stockholders approve the adoption of the 2005 stock incentive plan, or 2005 Plan. Our board of directors has approved the 2005 Plan subject to stockholder approval.
      The principal features of the 2005 Plan are set forth below. A copy of the plan is attached to this proxy statement as Appendix B.

Summary Description of the 2005 Plan

Purpose
      The principle purpose of the 2005 Plan is to advance the interests of Idenix and its stockholders by:

•	enhancing our ability to attract, retain and motivate persons upon whose judgment, initiative and effort we depend in large part for the successful conduct of our business; and

•	encouraging such persons to acquire a proprietary interest in Idenix.

Effective Date; Amendment and Expiration
      The 2005 Plan was adopted by our board of directors on May 11, 2005 and will terminate on May 10, 2015. Our board of directors may terminate or amend the 2005 Plan at any time, subject to stockholder approval under certain circumstances provided in the 2005 Plan. No amendment or termination of the 2005 Plan will adversely affect the rights provided in any award granted under the 2005 Plan prior to the plan amendment or termination. No award may be made under the 2005 Plan after the plan expiration date. Awards made prior to the plan expiration may extend beyond such date. After an amendment to the 2005 Plan, no Section 162(m) designated award shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders as required by Section 162(m).

Shares Subject to the Plan
      Subject to certain adjustments, 2,200,000 shares of our common stock plus such shares, if any, that remain available for issuance under the 2004 plan as of the date our stockholders approve the 2005 Plan, which shall not exceed 8,000 shares, may be issued pursuant to the 2005 Plan. Shares of our common stock subject to awards outstanding under the 2004 plan that lapse, expire or terminate without issuance of shares of common stock, not to exceed 792,000 shares, will also be available for issuance under the 2005 Plan.
      If any award granted under the 2005 Plan is forfeited or the award otherwise terminates without the issuance of any shares, the shares associated with such award will be available for future grants subject, however, in the case of stock options to any limitations under the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In addition, shares that are tendered to Idenix by a participant as payment of the exercise price of any stock option, or shares withheld from any award to satisfy a participant’s tax withholding obligations, will not count as shares issued under the 2005 Plan. In the event of stock dividends, stock splits, other recapitalizations, reclassifications or other specified events affecting us and shares of our common stock, appropriate and equitable adjustments may be made to the number and kind of shares available for grant, as well as to other maximum limitations, under the 2005 Plan, and the number and kind of shares common stock or other rights and prices under outstanding awards.

Description of Awards
      The 2005 Plan provides for the grant of stock options, restricted stock awards, stock appreciation rights and other stock and stock-based awards.
      Stock Options. Stock options granted under the 2005 Plan may be awarded as either incentive stock options (within the meaning of Section 422 of the Code) or as non-qualified options. Stock options provide award recipients with the right, subject to the terms and conditions that are specified in connection with the option grant, to purchase a specified number of shares of our common stock at a specified option price. All options that are granted under the 2005 Plan will be granted at an exercise price equal to or greater than the fair market value of our common stock on the date of grant. Under current law, only our employees are eligible to receive incentive stock options. The maximum value of shares of common stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by an employee in any one year is limited to $100,000. Additionally, current law provides that incentive stock options granted to optionees holding more than 10% of the total combined voting power of Idenix or our parent or subsidiaries must have an exercise price at least equal to 110% of the fair market value of the underlying common stock. Options may not be granted for a term in excess of ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of Idenix or our parent or subsidiaries). The 2005 Plan permits our board of directors to determine the manner of payment of the exercise price of options. Such methods include payment by cash, by check, by means of a broker assisted “cashless exercise,” by surrender to us of shares of our common stock, by any combination of such methods or by any other lawful means approved by our board of directors.
      Restricted Stock Awards. A restricted stock award represents shares of common stock that are issued subject to restrictions on transfer and vesting requirements as determined by our board of directors. Vesting requirements may be based on the continued employment of the participant for specified time periods and on the attainment of specified business performance goals established by our board of directors. Subject to the transfer restrictions and vesting requirements of the award, the participant will have rights possessed by our other stockholders, including all voting and dividend rights, during the restriction period, unless our board of directors determines otherwise at the time of the grant.
      Restricted Stock Units. An award of restricted stock units provides the participant the right to receive payment at the end of a vesting period based on the value of a share of common stock at the time of vesting. Stock units are subject to vesting requirements, restrictions and conditions to payment as our board of directors determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business performance goals established by our board of directors. Restricted stock unit awards will be settled in shares of our common stock.
      Stock Appreciation Rights. A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon exercise, to receive a payment based on the excess of the fair market value of a share of common stock on the date of exercise over the base price of the right (which may not be less than the fair market value of a share of common stock on the date of grant), multiplied by the number of shares of common stock as to which the right is being exercised. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights will be settled in shares of our common stock.
      Stock Awards. A stock award represents shares of common stock that are issued free of restrictions on transfer and other incidents of ownership and free of forfeiture conditions. Our board of directors may, in connection with any stock award, require the payment of a specified purchase price.

      Other Stock-Based Awards. Under the 2005 Plan, our board of directors has the right to grant other awards having such terms and conditions as our board of directors may determine that are valued in whole or in part by reference to or are based upon our common stock.

Section 162(m) Awards
      Our board of directors may grant awards of restricted stock or stock units that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code. With respect to such awards, our board of directors shall make all determinations necessary to establish the terms of the award within 90 days of the beginning of the performance period. Under Section 162(m), the terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give our board of directors discretion to decrease the amount of compensation payable). For each such award, the performance criteria upon which the payment or vesting may be based shall be limited to one or more of the following business measures, which may be applied with respect to Idenix or any of our subsidiaries or business units, and which may be measured on an absolute or relative to peer-group basis: (i) stock price, (ii) market share; (iii) regulatory compliance; (iv) total shareholder return; (v) cash flow; (vi) filing of regulatory applications with respect to new product candidates and new drug products; (vii) commercial launch of new drug products; (viii) successful completion of clinical trials, and (ix) successful discovery of new product candidates.

Eligibility to Receive Awards
      During 2004, we granted to our named executive officers options to purchase 250,00 shares of our common stock. All of these options were granted under the 1998 plan. For a further description, see “Executive Compensation — Option Grants in Last Fiscal Year.” In addition, options to purchase an aggregate of 280,000 shares of our common stock at an average weighted exercise price of $12.05 per share were granted during to all executive officers as a group during 2004. All of these options were granted under the 1998 plan. During 2004, options to purchase 650,900 shares of our common stock at an average weighted exercise price of $13.34 per share were granted to all other employees as a group. Among these options, 563,150 options were awarded under the 1998 plan and 87,750 options were awarded under the 2004 plan.
      Under the 2005 Plan, Idenix’ officers, employees, directors, consultants and advisors and the officers, employees, directors and advisors of our subsidiaries and other business ventures in which we have a significant interest are eligible to participate and receive awards. As of May 1, 2005, approximately 172 persons were eligible to receive awards under the 2005 Plan, including our executive officers and non-employee directors. The Compensation Committee will determine which eligible participants receive awards under the 2005 Plan. The granting of awards under the 2005 Plan is discretionary and we can not now determine the number or type of awards to be granted in the future to any particular person or group. On May 16, 2005 the last reported sale price of our common stock by NASDAQ was $20.71.

Novartis’ Ability to Maintain its Percentage Ownership Interest
      As we issue shares of our common stock upon exercise of options, grant of restricted stock awards, settlement of restricted stock units and stock appreciation rights or otherwise in connection with other stock or stock based awards granted under the 2005 Plan, Novartis has the right to purchase such number of shares as is required to maintain its percentage ownership for the same consideration per share paid by others acquiring our common stock pursuant to awards granted under the 2005 Plan.

Reorganization Event
      The 2005 Plan contains provisions addressing the consequences of any “reorganization event” which is generally defined as (i) any merger or consolidation of Idenix with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of Idenix. In connection with a reorganization event, the board of directors will provide that the awards will be assumed, or substantially equivalent awards may be substituted, by the acquiring or succeeding company. In the event that the acquiring or succeeding company does not agree to assume or substitute substantially equivalent awards, the board of directors may (i) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice, (ii) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iii) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (referred to as the “acquisition price”), make or provide for a cash payment to an award holder equal to (A) the acquisition price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the acquisition price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (iv) provide that, in connection with a liquidation or dissolution of Idenix, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (v) any combination of the foregoing.

Foreign Jurisdictions
      Our board of directors may adopt, amend and terminate such arrangements and grant such awards, not inconsistent with the intent of the 2005 Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of foreign jurisdictions with respect to awards that may be subject to such laws. The terms and conditions of such awards may vary from the terms and conditions that would otherwise be required by the 2005 Plan solely to the extent our board of directors deems necessary for such purpose.

Award Limits
      The maximum number of shares with respect to which awards may be granted per calendar year under the 2005 Plan to any participant may not exceed 500,000 shares.

Administration
      The 2005 Plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Plan and to interpret the provisions of the 2005 Plan. Pursuant to the terms of the 2005 Plan, our board of directors may delegate authority under the 2005 Plan to one or more committees of our board of directors. Our board of directors has authorized the Compensation Committee to administer certain aspects of the 2005 Plan. Our board of directors has retained for itself such authority as it has determined is necessary to satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code that relate to independence and non-employee status of directors effecting awards under the 2005 Plan.
      Subject to any applicable limitations contained in the 2005 Plan, our board of directors, Compensation Committee, or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines: the types of awards to be granted, the time at which awards will be granted, the number of shares of common stock, units or other rights subject to each award, the exercise, base or purchase price of an award, the time or times at which the award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, and the duration of the award. Our board of directors may, from time to time, delegate to one or more of our executive officers the authority to grant and determine the terms and conditions of awards, subject to certain limitations.

Federal Income Tax Consequences
      The following generally summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2005 Plan to participants who are subject to U.S. federal income tax. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that awards granted under the 2005 Plan are exempt from or comply with the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
      Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
      A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if the selling price proceeds exceeds the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
      Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
      Restricted Stock. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
      Other Awards. The current U.S. federal income tax consequences of other awards authorized under the 2005 Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise; (ii) stock units are generally subject to ordinary income tax at the time of payment; and (iii) stock awards are generally subject to ordinary income tax at the time of grant.
      Tax Consequences to Idenix. There will be no tax consequence to Idenix except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations under Section 162(m) of the Code.

Board Recommendation
      Our board of directors believes that the approval of the adoption of the 2005 Plan is in our best interests and the best interests of our stockholders. Our board of directors recommends a vote FOR approval of the adoption of the 2005 Plan.
PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.
      Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders. Therefore, a vote FOR this proposal is recommended.

Executive Officers and Key Employees
      The following table sets forth information relating to the individuals who serve as executive officers and key employees as of
May 15, 2005:

Name	Age	Position

Jean-Pierre Sommadossi, Ph.D.	49	President and Chief Executive Officer and Chairman of the Board of Directors
David A. Arkowitz	43	Chief Financial Officer and Treasurer
Guy Macdonald	46	Executive Vice President, Operations
Nathaniel A. Brown, M.D.	57	Chief Medical Officer, Executive Vice President, Hepatitis Clinical Research
Andrea J. Corcoran	42	Executive Vice President, Legal and Administration and Secretary
James J. Egan	54	Senior Vice President, Business and Corporate Development
Jean-Marc Allaire, M.D.	44	Vice President, European Affairs
Scot M. Barry	38	Vice President, Manufacturing
David Blanchard	50	Vice President, Financial Planning and Analysis
George C. Chao, Ph.D.	63	Vice President, Biostatistics and Data Management
Paul J. Fanning	47	Vice President, Human Resources
David J. Franklin	38	Vice President, Commercial Operations
David A. Hallinan, Ph.D.	51	Vice President, Regulatory Affairs
R. Christian Moreton, Ph.D.	56	Vice President, Pharmaceutical Sciences
David N. Standring, Ph.D.	54	Vice President, Biology
Richard Storer, Ph.D.	57	Vice President, Chemistry
Dereck Tait, M.D.	46	Vice President, Clinical Research
      Jean-Pierre Sommadossi, Ph.D. is the principal founder of Idenix and has served as the chairman of our board of directors since our inception in 1998 and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Prior to taking a sabbatical and then unpaid leave from November 1999 to November 2002, Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles in France.
      David A. Arkowitz has served as our chief financial officer since December 2003 and as treasurer since January 2004. Prior to joining Idenix, Mr. Arkowitz was with Merck & Co., Inc., a pharmaceutical company, where he served as vice president and controller of the U.S. sales and marketing division from September 2002 to December 2003, controller of the global research and development division from April 2000 to September 2002, and as vice president finance and business development of Merck’s Canadian subsidiary from July 1997 to April 2000. Mr. Arkowitz holds an M.B.A. from Columbia University and a B.A. from Brandeis University.
      Guy Macdonald has served as executive vice president, operations since September 2003. Prior to joining Idenix, Mr. Macdonald was with Merck & Co., Inc., a pharmaceutical company, from November 1981 to August 2003, most recently as vice president, anti-infectives. During his tenure at Merck, Mr. Macdonald directed the launch of five anti-infective products and led global business strategy for Merck’s HIV franchise. Mr. Macdonald holds a B.S. from the University of Dundee, Scotland.

      Nathaniel Brown, M.D. has served as our chief medical officer since September 2003 and as our executive vice president, clinical research since September 2004, previously serving as our senior vice president, hepatitis clinical research from January 2001 to September 2004. From September 1994 to January 2001, Dr. Brown served as principal clinical program head, hepatitis clinical research and as director, clinical and scientific affairs for GlaxoSmithKline plc, a pharmaceutical company. Dr. Brown served as section head, opportunistic infections for Burroughs Wellcome Co., a pharmaceutical company, from May 1989 to September 1994. Dr. Brown was the first recipient of the Hepatitis B Foundation’s Distinguished Leadership Award in 1997. He has held appointments as assistant professor at UCLA School of Medicine and associate professor at Cornell University Medical College. Dr. Brown holds an M.D. from Georgetown University School of Medicine and completed post-graduate clinical and research training at The New York Hospital-Cornell Medical Center and Yale University School of Medicine.
      Andrea J. Corcoran has served as our executive vice president, legal and administration, since February 2004 and as senior vice president, legal and administration from June 2001 until February 2004. From September 2000 until May 2003, Ms. Corcoran served as a director. Ms. Corcoran has served as our secretary since May 2000. From December 1999 to June 2001, Ms. Corcoran served as our vice president, legal and administration, and from December 1998 to December 1999 as our general counsel and administration. Prior to joining Idenix, Ms. Corcoran was associated with the law firm Kelley Drye & Warren LLP from June 1996 to September 1998 and with the law firm Edwards & Angell LLP from July 1990 to June 1996. Ms. Corcoran holds a J.D. from Boston College Law School and a B.S. from Providence College.
      James J. Egan has served as our senior vice president, business and corporate development since June 2001. From April 2000 to June 2001, Mr. Egan served as a consultant to us. From June 2000 to June 2001, Mr. Egan served as chief executive officer of NeuronZ Limited, a biomedical company. From October 1993 to June 2000, Mr. Egan served as senior director, global licensing, business development, mergers and acquisitions with G.D. Searle & Co., a subsidiary of Monsanto Company, a life sciences company. Before joining G.D. Searle, Mr. Egan was division counsel, international operations at Abbott Laboratories, a pharmaceutical company. Mr. Egan holds a J.D. from the University of Santa Clara School of Law and a B.S. from Georgetown University.
      Jean-Marc Allaire, M.D. has served as our vice president, European operations since November 2002, and he served as senior director, European operations from October 2000 to November 2002. Prior to joining Idenix, Dr. Allaire served as science and technology attaché at the embassy of France in Washington D.C. from September 1999 to September 2000. From 1995 to 1999, Dr. Allaire served as the therapeutic division director, clinical research at the Institut de Recherche Pierre Fabre in Paris, France. Dr. Allaire holds an M.D. from the Medical School of Paris, Paris, France and completed additional graduate work at the Institut Pasteur in Paris, France.
      Scot M. Barry has served as our vice president, manufacturing since March 2002. From June 2001 to February 2002, Mr. Barry served as our senior director, pharmaceutics. Prior to joining Idenix, Mr. Barry served from January 2001 to June 2001 as director of business development and as a business development manager from June 2000 to December 2000 at Ricerca Biosciences, LLC, a drug manufacturing company. Mr. Barry previously served as a scientific advisor, process development and production from June 1998 to June 2000 and as a pilot plant production supervisor from January 1994 to June 1998 at Pharm-Eco Laboratories, Inc., a drug manufacturing company. Mr. Barry holds an M.S. from the University of Massachusetts-Amherst and a B.S. from Southeastern Massachusetts University.
      David Blanchard has served as our vice president, financial planning and analysis since December 2004. From September 2004 to December 2004, Mr. Blanchard served as our executive director, financial planning and analysis, and from December 2000 to September 2004, as our corporate controller. Prior to joining Idenix, Mr. Blanchard served as controller for Hope Webbing Company, a privately held fabric manufacturer, from 1998 to 2000. Mr. Blanchard previously served as manager of budgets and forecast at The Foxboro Company from 1996 to 1998. Mr. Blanchard holds an M.B.A. and BSBA from Nichols College.

      George C. Chao, Ph.D. has served as our vice president, biostatistics and data management since January 2002. Prior to joining Idenix, Dr. Chao served as vice president, biometrics and data management at DuPont Pharmaceuticals, Inc., a pharmaceutical company, from December 1984 to December 2001. Dr. Chao holds a Ph.D. in Statistics and an M.S. in Experimental Statistics from North Carolina State University and a B.S. in Agricultural Engineering from the National Taiwan University.
      Paul J. Fanning has served as our vice president, human resources since March 2004. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004 and from 1998 to 2000 as vice president, human resources, Invensys Process Automation. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.
      David J. Franklin has served as our vice president, commercial operations since September 2001. Mr. Franklin has held positions of increasing responsibility since joining Idenix in 1998. Prior to joining Idenix, Mr. Franklin served as product manager, and sales analysis manager for HIV Products for Bristol-Myers Squibb Company, a pharmaceutical and related healthcare products company, from December 1991 to September 1998. Mr. Franklin holds a B.A. from Gettysburg College.
      David A. Hallinan, Ph.D. has served as our vice president, regulatory affairs since September 2000. From February 1993 to August 2000, Dr. Hallinan served in several capacities, most recently as vice president, worldwide regulatory affairs department at Parexel International Corporation, a contract pharmaceutical outsourcing organization. From May 1990 to November 1992, Dr. Hallinan served as associate director, regulatory affairs at G.H. Besselaar Associates, a contract pharmaceutical research company. Dr. Hallinan holds a Ph.D. in Pharmacology from University College, Dublin, Ireland.
      R. Christian Moreton, Ph.D. has served as our vice president, pharmaceutical sciences since August 2002. Prior to joining Idenix, Dr. Moreton served as vice president, research and development at Genpharm Inc. from May 2001 to February 2002. Prior to that time, he was with Penwest Pharmaceuticals Co. from February 1995 until May 2002, most recently as the senior director of technical operations. Dr. Moreton holds a B.A. in Pharmaceuticals from the University of Nottingham and an M.S. in Pharmaceutical Analysis from the University of Strathclyde and a Ph.D. from the University of Wales.
      David N. Standring, Ph.D. has served as our vice president, biology since March 2002 and he served as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, Dr. Standring served from July 1999 to June 2000 as associate director, and from February 1998 to July 2000, Dr. Standring served as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring was on the faculty of the University of California at San Francisco. Dr. Standring holds a B.S. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.
      Richard Storer, Ph.D. has served as our vice president, chemistry since March 2002. From November 2001 to March 2002, Dr. Storer served as our executive director, chemistry. Prior to joining Idenix, Dr. Storer served as director of chemistry at BioChem Pharma Inc., a biopharmaceutical company, from August 1997 to August 2001. From 1996 to 1997, Dr. Storer served as head of the combinatorial medicinal chemistry research unit and as research manager from 1988 to 1996 at GlaxoWellcome, a pharmaceutical company. Dr. Storer is a co-recipient of the 1996 Canadian Prix Galien for the discovery of 3TC. Dr. Storer is a visiting professor at the University of Sussex and a fellow of the Royal Society of Chemistry (U.K.). Dr. Storer holds a Ph.D. in Synthetic Organic Chemistry from the University of Sussex and a B.S. from the University of Sussex.
      Dereck Tait, M.D. has served as our vice president, clinical research since October 2004. Prior to joining Idenix, Dr. Tait served as clinical director at GlaxoSmithKline plc from December 2001 to October 2004 and as medical adviser and senior clinical program head from February 1995 to December 2001. Dr. Tait obtained his medical qualifications from the University of Pretoria, Pretoria, South Africa and has held postgraduate posts in clinical virology at the Royal Postgraduate Medical School at Hammersmith Hospital, London, UK and at the University of Natal at King Edward VIII Hospital in South Africa.
      Each of our executive officers, other than our chief financial officer, is elected or appointed by, and serves at the discretion of, the board of directors. Until such time as Novartis and its affiliates own less than 50% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer. Each of our executive officers devotes his or her full time to our affairs.
Executive Compensation
      The following table shows, for the years ended December 31, 2004, 2003 and 2002, the compensation awarded or paid to, or earned by, our Chief Executive Officer and our other most highly compensated executive officers and one former executive officer. We refer to this group as our named executive officers.
Summary Compensation Table

							Long Term
							Compensation
		Annual Compensation
							Shares
Name and	Year Ended				Other Annual		Underlying	All Other
Principal Position	December 31,	Salary	Bonus(1)		Compensation		Options($)(2)	Compensation

Jean-Pierre Sommadossi	2004	$421,383	$225,000		$64,694	(3)	100,000	—
Chairman of the Board	2003	381,600	600,000	(4)	—			—
of Directors, President	2002	323,500	150,000		131,450	(3)	100,000	—
and Chief Executive Officer							100,000	—
David A. Arkowitz(5)	2004	290,000	120,000		62,937	(3)	30,000	—
Chief Financial Officer and	2003	18,528	200,000	(6)				—
Treasurer	2002	—	—		—		175,000	—
Nathaniel A. Brown	2004	260,836	100,000		21,439	(7)	30,000	—
Executive Vice President,	2003	251,114	80,000		21,346	(7)		—
Clinical Research, and	2002	238,084	—		20,991	(7)	5,000	—
Chief Medical Officer
Guy Macdonald(8)	2004	290,000	110,000		27,685	(3)	30,000	3,442	(9)
Executive Vice President,	2003	95,861	300,000	(10)	31,853	(3)	175,000
Operations	2002	—	—		—			—
Andrea J. Corcoran	2004	257,400	85,000		—		30,000	—
Executive Vice President,	2003	228,795	100,000		—			—
Legal and Administration,	2002	216,923			—		5,000	—
and Secretary
David M. Shlaes(11)	2004	263,000	131,666	(12)	—		30,000	—
Senior Fellow	2003	275,600	85,000		—			—
	2002	144,300	76,667		92,685	(3)	230,000	—

(1)	Bonus amounts for the year indicated are paid in February of the immediately following year. Amounts paid are determined based on the Compensation Committee’s review of corporate performance and individual achievements for the relevant year.

(2)	We have not granted any stock appreciation rights, made any long-term incentive plan awards or made any restricted stock grants to any executive officer, including the named executive officers, or any other employee during the periods covered.

(3)	Represents amounts paid for reimbursement of relocation expenses, including amounts required to be paid to gross up such expenses for tax purposes.

(4)	Includes $400,000 bonus received upon consummation of our collaboration with Novartis.

(5)	Mr. Arkowitz became an executive officer in December 2003.

(6)	Consists of $200,000 sign-on bonus.

(7)	Represents forgiveness of principal and interest on $60,000 relocation loan.

(8)	Mr. Macdonald became an executive officer in September 2003.

(9)	Represents supplemental life insurance premium paid by the company.

(10)	Includes $200,000 sign-on bonus.

(11)	Dr. Shlaes resigned from his position as an executive officer effective November 2, 2004.

(12)	Includes current year installment in the amount of $66,667 of sign-on bonus awarded at employment commencement.

Stock Option Grants and Exercises
      In 2004, we granted both incentive stock options and nonstatutory stock options to our officers. The following tables show, for the year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by our named executive officers:
Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value
		% of Total			at Assumed Annual Rates
	Shares	Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(4)
	Options	Employees in	Price Per	Expiration
Name	Granted(1)	2004(2)	Share(3)	Date	5%	10%

Jean-Pierre Sommadossi	100,000	10.74%	$12.05	2/01/14	$757,818	$1,920,460
David A. Arkowitz	30,000	3.22%	$12.05	2/01/14	$227,345	$576,138
Nathaniel A. Brown	30,000	3.22%	$12.05	2/01/14	$227,345	$576,138
Guy Macdonald	30,000	3.22%	$12.05	2/01/14	$227,345	$576,138
Andrea J. Corcoran	30,000	3.22%	$12.05	2/01/14	$227,345	$576,138
David M. Shlaes	30,000	3.22%	$12.05	2/01/14	$227,345	$576,138

(1)	The terms of such options, which were granted in February 2004, are substantially consistent with those of options granted to other employees under the Idenix Pharmaceuticals, Inc. 1998 Equity Incentive Plan, as amended, which we refer to as our 1998 Plan. The options were immediately exercisable for restricted stock. For all persons other than Dr. Sommadossi, our right of repurchase and other restrictions lapse ratably over a period of 48 successive months beginning in the month of option grant. For Dr. Sommadossi, our right of repurchase and other restrictions lapse with respect to 25% of the total award on the first anniversary of option grant and with respect to the remaining 75% of the total award over a period of 48 successive months.

(2)	Based on options to purchase 930,900 shares of common stock granted to employees, including executive officers, for the year ended December 31, 2004.

(3)	The exercise price per share represents the fair market value of our common stock on the grant date as reported by NASDAQ.

(4)	The potential realizable value is based on the term of the option at the date of the grant, which is ten years. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of our common stock and the timing of exercise and sale transactions by the holder. These numbers are based on the SEC requirements and do not reflect our projection or estimate of future stock price growth.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Shares of Common Stock
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2004(2)		December 31, 2004(3)
	Acquired	Value
	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jean-Pierre Sommadossi	43,750	$161,875	10,417	145,833	$91,670	$928,330
David A. Arkowitz	—	$—	54,271	150,729	$310,991	$861,509
Nathaniel A. Brown	—	$—	126,458	70,417	$1,848,112	$830,076
Guy Macdonald	—	$—	65,208	139,792	$374,425	$798,075
Andrea J. Corcoran	—	$—	95,292	38,021	$1,373,167	$252,491
David M. Shlaes	—	$—	111,645	137,917	$1,519,411	$1,750,326

(1)	Represents the aggregate fair value of the shares of our common stock acquired (based on the average open and close price reported on the dates of exercise by NASDAQ less the exercise price).

(2)	Each of these options is immediately exercisable on the date of grant for shares of restricted common stock which are subject to vesting over time. The term “exercisable” in this column reflects such portion of the option that, if exercised, would be exercisable for fully vested shares.

(3)	Represents the fair value of the option based on the fair value of Idenix’s common stock at December 31, 2004 ($17.30 based on the average open and close price reported by NASDAQ), less the exercise price.

Employment Agreements
      We have entered into employment agreements with each of Drs. Sommadossi and Brown, Messrs. Arkowitz and Macdonald and Ms. Corcoran.
      The terms of employment under these agreements, subject to earlier termination, runs to May 2008 for Drs. Sommadossi and Brown and Ms. Corcoran and to September and December 2006, respectively, for Messrs. Macdonald and Arkowitz. The agreements are automatically renewable after the initial term for successive one-year periods unless either party gives written notice to the other 90 days, or in the case of Mr. Arkowitz 120 days prior to the expiration of the term.
      The employment agreements for each officer provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors in consultation with our management. The minimum target bonus percentages for each officer are set forth in each officer’s employment agreement. For Dr. Sommadossi, the minimum target percentage is 40% of base salary and for each other officer the minimum target percentage is 30% of base salary. Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four year period (except for awards granted to Dr. Sommadossi which vest over a five year period). Effective as of January 1, 2005, the current base salaries, the target bonus amount and target option award for 2005 are set forth below for each named executive officer:

	2005

		Target Bonus as a %
Officer	Base Salary	of Base Salary	Target Option Award

Jean-Pierre Sommadossi	$475,000	60%	150,000
David Arkowitz	298,700	40	30,000
Nathaniel Brown	298,700	40	30,000
Andrea Corcoran	267,800	35	30,000
Guy Macdonald	298,700	40	30,000
      The employment agreements include provisions that are effective upon termination of the employment of the officer in certain circumstances. In the event that we terminate an officer’s employment without cause, or if the officer terminates his employment for good reason:

•	the officer is entitled to receive:

•	a lump-sum severance payment equal to one times his base salary (two times his base salary in the case of Dr. Sommadossi); and

•	the greater of such officer’s current year target bonus amount or the bonus such officer earned for the year preceding the year in which the termination occurs; and

•	all of outstanding equity awards held by the officer as of the time of termination will become immediately vested and exercisable.
      Additionally, in the case of Messrs. Macdonald and Arkowitz, if we elect not to extend such officer’s employment beyond its initial term, expiring in each case in 2006, the option to purchase 175,000 shares of our common stock awarded to each of Messrs. Macdonald and Arkowitz at the commencement of his employment will become immediately vested and exercisable for a period of 15 months following the date of employment termination.
      In the event an officer’s employment terminates as described above or due to disability or death, the officer or such officer’s estate, is entitled to receive a pro rata share of the officer’s annual performance bonus and equity option award, continued medical, dental and life insurance coverage for himself and eligible dependents for up to 12 months after termination (24 months in the case of Dr. Sommadossi) and all outstanding equity awards held by the officer as of the time of such death or disability will become immediately vested and exercisable. In the event of disability, each officer is entitled to an additional payment of 60% of his base salary per year until he reaches age 65. Additionally, Dr. Sommadossi is entitled to life and disability insurance benefits payable in the amount of $2 million in event of his death or disability and Mr. Macdonald is entitled to life insurance benefits payable in the amount of $1 million in event of his death. In the event that Mr. Arkowitz’ employment terminates due to death or disability, all of his outstanding equity awards will become immediately vested and exercisable for a period of two years following the date of employment termination. Further, in the event of employment termination as a result of either death or the occurrence of death within 6 months after employment termination as a result of the condition which necessitated such termination, Mr. Arkowitz’s estate is entitled to a payment equal to one-half of his termination payment.
      If, within one year following a change in control of Idenix, we terminate an officer’s employment without cause or if such officer terminates their employment for good reason, the officer is entitled to an additional lump-sum payment in an amount equal to:

•	such officer’s base salary; and

•	the greater of such officer’s target bonus amount or the bonus earned in the year preceding the year in which the termination occurs.

      We have also agreed to compensate each officer for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross-up amounts on any applicable benefits such officer receives under their respective employment agreement.
      The employment agreement Drs. Sommadossi and Brown and Ms. Corcoran have entered into include restrictive covenants prohibiting the sale, transfer or disposition of more than 50% of the Idenix capital stock owned by such officer on May 8, 2003, plus shares of common stock such officer acquires upon exercise of stock options outstanding as of that date, until May 8, 2008, unless:

•	the officer’s employment is terminated without cause;

•	the officer resigns for good reason; or

•	the employment termination is a result of the officer’s death or disability.
      In connection with the commencement of their employment with Idenix in 2003, each of Messrs. Macdonald and Arkowitz received a $200,000 sign-on bonus. These sign-on bonuses are repayable in part if the employment of such officer is terminated, in the case of Mr. Macdonald prior to September 2, 2005, and in the case of Mr. Arkowitz, prior to December 1, 2005, other than by us without cause, by the officer for good reason or as a result of death or disability. Additionally, to facilitate their relocation to the Cambridge, Massachusetts area, we agreed to reimburse both officers for their respective expenses incurred in connection with their relocation to Massachusetts, including up to $25,000 in relocation expenses, up to 6% of real estate commissions incurred, 90 days temporary housing, and such amounts required to gross up these expenses for tax purposes. In 2004, for relocation expenses Mr. Macdonald was reimbursed $16,127 and Mr. Arkowitz was reimbursed $36,985.
      Effective November 2, 2004, Dr. Shlaes left the office of executive vice president, research and development, and became a senior fellow. Dr. Shlaes remained a full time employee through December 31, 2004 and became a part time employee on January 1, 2005. Under the terms of his employment agreement, Dr. Shlaes will receive an annual base salary of $200,000 during the employment term that runs to June 30, 2005. The employment term may be extended upon mutual agreement of the Company and Dr. Shlaes. In addition, Dr. Shlaes received a bonus in the amount of $65,000 for services rendered in 2004. If Dr. Shlaes continues his employment until June 30, 2005, he will also receive a payment, which is referred to as the retention bonus, in the amount of $66,667 representing the final installment of a bonus awarded to Dr. Shlaes in 2002.
      If we terminate Dr. Shlaes’ employment without cause during the employment period, Dr. Shlaes will be entitled to receive a lump-sum payment in an amount equal to: (i) his base salary through the expiration of the initial employment term, (ii) the retention bonus; and (iii) the target bonus in the amount of $82,950 or such lesser portion thereof as the board of directors in its discretion has determined was earned.
      Additionally, if Dr. Shlaes’ employment is terminated due to death or disability or we terminate Dr. Shlaes’ employment without cause during the employment period, Dr. Shlaes, or his estate, is entitled to receive continued medical, dental and life insurance coverage for himself and eligible dependents for up to 12 months after termination, and all of his outstanding equity awards which would have become vested on or prior to June 30, 2005, will become immediately vested and exercisable. In the event of disability, Dr. Shlaes is also entitled to receive until June 30, 2005, payments aggregating 60% of his base salary.
      The employment agreement includes restrictive covenants prohibiting the sale, transfer or disposition of more than 50% of the shares of Idenix common stock Dr. Shlaes may acquire upon exercise of stock options outstanding as of May 9, 2003 until the termination of the employment period unless: (i) we terminate Dr. Shlaes’ employment without cause; or (ii) the employment termination is a result of Dr. Shlaes’ death or disability.

Compensation Committee Report
      The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development. The responsibilities of the committee are set forth in its charter. Such responsibilities include:

•	determining the type and level of compensation for executive officers;

•	recommending to the board of directors the type and level of compensation for the chief executive officer; and

•	overseeing the administration of Idenix’s equity incentive plans.
We routinely review and periodically revise our committee charter. The committee’s charter is available for your review on Idenix’s website at www.idenix.com.

Executive Compensation Program
      Idenix’s executive compensation program is designed to maximize corporate performance and stockholder returns by:

•	enabling Idenix to attract, retain and motivate executive officers who have the capability to contribute to the realization of Idenix business objectives;

•	offering competitive compensation opportunities that reward individual contributions and corporate performance; and

•	aligning the interests of executive officers and stockholders through the use of equity compensation awards.
      We routinely evaluate and annually make decisions regarding the three principal components of the compensation offered to Idenix’s executive officers. The principal components of such compensation are annual base salary, annual bonus and annual grants of stock options. We administer the Idenix compensation program with the goal of providing total compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance and offering the opportunity to be rewarded when merited by corporate and individual performance. Bonus awards are directly linked to corporate and individual performance with actual awards varying according to Idenix’ overall performance and the individual officer’s contribution to the realization of corporate and individual goals. Stock option awards are intended to provide officers of Idenix with equity interests that meaningfully align the interests of the company’s officers with the interests of the company’s stockholders.

Base Salary
      Base salaries for Idenix’s executives are generally established by review of comparable positions in the market and the historical compensation levels of our executives. Annually, we review and evaluate the base salaries payable to the company’s executives by assessing the officer’s performance in the prior year as measured against targeted performance criteria and then comparing the aggregate compensation payable to each officer with the compensation paid by other companies to individuals in comparable positions. To effect such comparison, we retain an independent compensation consultant and utilize survey and proxy statement data compiled by such consultant from biotechnology and biopharmaceutical companies that are engaged in the discovery, development and commercialization of drug products. We refer to this group of companies as our peer group. We strive to provide Idenix’s executive officers with compensation that is competitive, generally between the 50th and 75th percentile for total annual cash compensation paid by comparable companies. The minimum base salaries of Drs. Sommadossi and Brown, Messrs. Arkowitz, Egan and Macdonald, and Ms. Corcoran are established in their respective employment agreements.

Annual Bonus
      Idenix uses the annual bonus program to reflect the direct contribution made by the executive to Idenix’ achievement of its goals. Using the peer group data, the individual’s role in the organization and specified bonus targets provided for in each officer’s respective employment agreement, we annually establish a target bonus opportunity for each officer. Actual bonus awards are dependent on corporate and individual performance. Actual bonus awards can range from zero to 200% above the target. For 2004, the target bonuses, expressed as a percentage of annual base salary ranged, from 30 to 40% of base salary. The actual individual bonuses awarded for 2004 were based on the company’s performance and achievement of corporate and individual goals established at the beginning of 2004. The goals and performance criteria that we established at the beginning of 2004 included effective management of the operations of Idenix and continued development of the company’s product candidates in a timely and successful manner.
      In January and February 2005, we reviewed the performance of the company and the individual officers against such criteria and approved the achievement percentage for each corporate goal, along with the overall percent of corporate goal achievement for purposes of bonus plan payouts. Based upon such review, we authorized payouts for the executive officers that ranged from 66 2/3 to 137% of the officer’s target annual bonus award. This resulted in total cash compensation, on average, above the 50th and below the 75% percentile of the peer group for Idenix’ executive officers. Additionally, in 2005, we established the 2005 target bonus amounts for the company’s executive officers and the 2005 corporate goals. Such goals include continued development of the company’s product candidates in a timely and successful manner and effective management of the company’s operations. The 2005 target bonus amounts, for all executive officers other than the chief executive officer, range from 30 to 40% of base salary. The actual 2005 bonuses that may be awarded to the officers will be based on the achievement during 2005 of these corporate and individual goals.

Equity Compensation
      Equity compensation is a critical component to Idenix’ efforts to attract, retain and motivate executives and key employees, link pay with performance and align the interests of executive officers with those of stockholders. Idenix provides executive officers with a substantial economic interest in the long-term appreciation of Idenix’ common stock through the grant of stock options, subject to vesting restrictions. Options provide value only if Idenix’ stock price increases (which benefits all stockholders), and only if the executive or employee remains with Idenix until his or her options vest. For those officers with employment agreements, including Drs. Sommadossi and Brown, Messrs. Arkowitz, Egan and Macdonald and Ms. Corcoran, the annual target equity awards are set forth in such agreements. The actual awards which are made take into account the target amount, the executive’s position with Idenix and his or her contributions to the company. For persons other than the company’s chief executive officer, it is our practice to grant options that vest monthly over a four year period. The stock options awarded to the chief executive officer vest over a five year period with 25% of the award vesting on the 1st anniversary of the date of grant and the remaining 75% vesting on a monthly basis over the next four years.

Chief Executive Officer Compensation
      The compensation paid to Dr. Sommadossi for services he rendered to Idenix in 2004 was determined in accordance with Idenix’ compensation philosophy and practices described above. Dr. Sommadossi is eligible to participate in the same compensation plans available to other officers and employees of Idenix.
      Effective February 1, 2004, we recommended and the Board established Dr. Sommadossi’s 2004 base salary at $425,000. Additionally, we recommended and the Board established Dr. Sommadossi’s 2004 target bonus under the bonus plan at 40% of base salary, or $170,000. Due to the fact that Idenix exceeded the specified goals for 2004, Dr. Sommadossi was awarded a bonus of $225,000 in February 2005, which represented 130% of the target amount.
      In 2004, Dr. Sommadossi was eligible to receive an annual stock option grant based on his 2003 performance. At the beginning of 2004, Dr. Sommadossi received an option to purchase 100,000 shares of

Idenix common stock at an exercise price equal to the fair market value of Idenix common stock on the date of grant.
      In 2005, in light of the contributions and leadership provided by Dr. Sommadossi in the realization of the 2004 corporate goals and to increase his base salary to effect inclusion above the 50th but below the 75th percentile of the peer group, we recommended and the board of directors increased Dr. Sommadossi’s base salary, effective January 1, 2005, from $425,000 to $475,000, and increased his target bonus amount to 60% of base salary. Additionally, in 2005, the board of directors acted upon our recommendation and granted Dr. Sommadossi an option to purchase 150,000 shares of Idenix common stock at an exercise price equal to the fair market value of Idenix common stock on the date of grant.

Compliance with Code Section 162(m)
      Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to its chief executive officer and its four other most highly compensated officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” under the Section 162(m) rules does not count toward the $1 million limit. In establishing Idenix’s compensation practices and effecting awards to executive officers, we review the potential effects of Section 162(m) and generally seek to structure such compensation in a manner that is intended to avoid disallowance of tax deductions. Nevertheless, there can be no assurance that the compensation attributable to awards granted to Idenix’s officers will be treated as qualified performance based compensation. We have the authority to authorize compensation payments that may be subject to the disallowance limits when the committee in its discretion believes that such payments are appropriate and in the best interests of Idenix and its stockholders.
      We believe that the continued commitment and leadership of Idenix’ executive officers through fiscal year 2004 were and continue to be important factors in accomplishing Idenix’ achievements.

By the Compensation Committee

Wayne T. Hockmeyer, Chair
Charles W. Cramb
Thomas Ebeling
Thomas R. Hodgson
OTHER INFORMATION
Other Matters
      Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.
Delivery of Security Holder Documents
      Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts, 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.
Stockholder Proposals for the 2006 Annual Meeting
      Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2006 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts not later than January 25, 2006. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.
      The persons designated in the proxy card will be granted discretionary authority with respect to any stockholder proposal for the 2006 annual meeting of stockholders not submitted pursuant to Rule 14a-8 if such proposal is not received by us by April 10, 2006.

By Order of the Board of Directors,

ANDREA J. CORCORAN
Secretary
May 25, 2005
      OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

APPENDIX A
IDENIX PHARMACEUTICALS, INC.
AUDIT COMMITTEE CHARTER

I.	PURPOSE
      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Idenix Pharmaceuticals, Inc. (the “Company”) to:
      A. Assist the Board in its oversight of:

1. the integrity of the Company’s financial statements

2. the Company’s compliance with legal and regulatory requirements

3. the independent auditor’s qualifications, independence and performance

4. the Company’s accounting and financial reporting processes
      B. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

II.	STRUCTURE AND MEMBERSHIP REQUIREMENTS
      The Committee must be comprised of at least three directors. The members of the Committee shall meet the applicable requirements of the NASDAQ, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission, including the rules and regulations relating to independence and financial literacy. In addition, at least one member of the Committee shall be “an audit committee financial expert” (as defined in Securities and Exchange Commission rules and regulations).
      No Committee member may accept any consulting, advisory or other compensatory fee from the Company, or its subsidiaries, other than the compensation relating to the member’s service on the Committee or the Board or any other committee thereof.
      The members of the Committee shall be appointed annually, upon recommendation of the Nominating and Corporate Governance Committee, by resolution passed by the majority of the Board at its first meeting following the Annual Meeting of the Shareholders and shall serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation, removal, with or without cause, at the discretion of the Board. Unless a Chair is elected by the Board, the members of the Committee shall elect a Chair by majority vote of the full Committee membership.
      The Committee may delegate its authority to a subcommittee or subcommittees.
      The Committee shall provide an oral report to the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following the Committee meeting.
      In order to fulfill the Company’s contractual obligations, Novartis Pharma AG shall be entitled to designate one non-voting observer to the Committee.

III.	MEETINGS
      The Committee shall meet at least quarterly, or more frequently as circumstances dictate. Committee meetings shall be called and conducted in the manner provided for in the Amended and Restated By-Laws of the Company. The Committee shall meet in executive session periodically with the Chief Financial Officer (and other members of management as it deems appropriate) and the independent auditor separately.

      The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
      For the transaction of business at any Committee meeting, two members shall constitute a quorum. If the Chair is not present, the senior independent director who is present shall assume the Chair.
      Minutes of each meeting of the Committee will be prepared by the individual who is appointed secretary of the meeting and submitted to Committee members for approval at the next meeting.

IV.	RESPONSIBILITIES AND DUTIES
      A. General

1. Review and assess the adequacy of this Charter on an annual basis and submit any proposed amendments to the Board for approval.

2. Review and discuss with management and the independent auditor:

a. the selection, application and disclosure of critical accounting policies and practices.

b. all alternative treatments for policies and practices related to material items within generally accepted accounting principles that have been discussed with management, the ramifications of using such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c. the effects on the Company’s financial statements of regulatory and accounting initiatives.

d. any material off-balance-sheet transactions, arrangements, obligations including contingent obligations, and any other relationships of the Company with unconsolidated entities that may have a current or future material effect on the Company’s financial statements.

e. any pro-forma or non-GAAP information proposed to be included in the Company’s financial statements or any other public disclosure, and the reasons for such pro forma or non-GAAP information.

f. the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its SEC filings.

g. the presentation of the financial statements and significant judgments made in connection with the preparation of such financial statements.

3. Review and discuss with management the Company’s system of internal controls and policies relating to the assessment of risk. Discuss with the independent auditors any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit.

4. Recommend to the Board whether or not the audited, consolidated financial statements should be included in the Company’s Annual Report filed with the SEC on Form 10-K.

5. Review and discuss the earnings press release, SEC Forms 10-K and 10-Q, as well as financial projections and earnings guidance (if any) given to analysts and rating agencies.

6. Discuss policies with respect to risk assessment, risk management, the Company’s major financial and operational risk exposures and the steps that management has taken to monitor and control such exposures, including a review of the Company’s insurance program.

7. Review and approve the Company’s investment policy and review the deployment and security of the Company’s liquid assets.

8. Obtain reports from management that the Company and its subsidiaries are in conformity with applicable legal and regulatory requirements, the Foreign Corrupt Practices Act and the Company’s Business Conduct Policy. Review reports and disclosures of insider transactions and any conflicts of interest. Review and approve all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K). Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Business Conduct Policy.

9. Review with the Company’s Executive Vice President, Legal and Administration: (a) any significant issues concerning litigation and contingencies and regulatory actions that could have a significant impact on the Company’s financial statements; and (b) the effectiveness of the Company’s compliance program in detecting and preventing violations of the Company’s Business Conduct Policy.

10. Establish procedures for the receipt, retention, and treatment on a confidential basis of complaints received by the Company, including the Committee and the Board, regarding accounting, internal controls, or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

11. Perform any other activities consistent with this Charter, the Company’s Amended and Restated By-Laws and Restated Certificate of Incorporation, as amended, as the Committee or the Board deems necessary or appropriate.
      B. Independent Auditor

1. The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

2. The Committee shall annually evaluate the qualifications, performance and independence of the independent auditor and the lead partner of the independent auditor, taking into consideration: (a) the independent auditor’s work throughout the year; (b) the disclosures of the independent auditor required by the Independence Standards Board Standard No. 1 and all relationships between the independent auditor and the Company; and (c) the views of management and report its conclusions to the Board.

3. Review and approve the audit fees and any other compensation proposed to be paid to the independent auditor in accordance with the Committee’s Pre-Approval Policy and Procedures.

4. Pre-approve the retention of the independent auditor for any auditing service or any non-audit service that is not prohibited under Section 10A(g) of the Securities Exchange Act and the terms of engagement and fee for such service, it being understood that the Committee may delegate pre-approval authority to one or more of its members so long as the decisions made by such member(s) are presented to the Committee at its next meeting.

5. Discuss with the independent auditor any relationships or services that may affect the objectivity and independence of the independent auditor as stipulated in Independence Standards Board Standard No. 1, and matters relating to the conduct of audits required to be disclosed by Statement of Auditing Standards No. 61.

6. Discuss with the independent auditor: (a) significant consultations between the audit team and the firm’s national office relating to auditing or accounting issues on matters that otherwise are required to be disclosed to the Committee; (b) the “management letter” issued or proposed to be issued by the independent auditor to the Company and any other material written communications between the independent auditor and management; and (c) any issues identified or problems encountered by the independent auditor with management’s response to such communications or letter.

7. Resolve any disagreements between management and the independent auditor.

8. Review the annual audit plan of the independent auditor.

9. Ensure the rotation of the audit partners every five years, as required by applicable regulatory requirements.

10. Review and approve the proposed hiring of former employees of the independent auditor.
      C. Financial Reporting Process

1. Review with management and the independent auditor any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

2. Review any significant difficulties reported by the independent auditor in conducting the audit, including any restrictions on the scope of work or access to required information.

3. Review any significant changes to the Company’s internal controls or in other factors that could significantly affect these controls.

4. Review the reports of the CEO and CFO (in connection with their required certifications) regarding the internal controls and the independent auditor’s attestation of the reports prior to the filing of the Company’s Form 10-K, any significant deficiencies or material weaknesses in the design or operation of internal controls, and any fraud that involves the management or other employees who have a significant role in the Company’s internal controls.

5. Review any significant issues identified regarding the adequacy of the Company’s internal controls and any special audit steps adopted in light of control deficiencies.
V.     ADVISORS AND AUTHORITY
      A. The Committee shall have the authority, at the expense of the Company, to retain such accounting, legal and other advisors as it deems appropriate without Board or management approval.
      B. The Committee will receive from the Company appropriate funding, as determined by the Committee, for the payment of: (a) any advisors employed by the Committee, as described above; or (b) ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.
VI.     PERFORMANCE EVALUATIONS
      The Committee shall review and evaluate the performance of the Committee and its members annually.
      While the Committee has the responsibility and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management.

Adopted by the Board
on July 19, 2004

APPENDIX B
IDENIX PHARMACEUTICALS, INC.
2005 STOCK INCENTIVE PLAN

1.	PURPOSE
      The purpose of this 2005 Stock Incentive Plan (the “Plan”) of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	ELIGIBILITY
      All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	ADMINISTRATION AND DELEGATION
      (a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.
      (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
      (c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to non-officer employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	STOCK AVAILABLE FOR AWARDS
      (a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 2,200,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) plus the number of shares previously authorized for issuance under the Company’s 2004 Stock Incentive Plan: (i) which are not subject to outstanding options on June      , 2005; or (ii) which become available for future Award grants as a result of the subsequent forfeiture, lapse or expiration of options granted pursuant to the 2004 Stock Incentive Plan and outstanding as of June      , 2005. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
      (b) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	STOCK OPTIONS
      (a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.
      (b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the of Company, any of the of Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.
      (c) Exercise Price. The Board shall establish the exercise price of each Option provided however that the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) per share of Common Stock on the date of grant. The exercise price shall be specified in the applicable option agreement.
      (d) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.
      (e) No Reload Rights. No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.
      (f) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided however that no Option will be granted for a term in excess of 10 years.
      (g) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).
      (h) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for at least six months (or such other period as the Board may deem appropriate for purposes of satisfaction of applicable accounting rules), if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) by payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.
      (i) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2. Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.	STOCK APPRECIATION RIGHTS
      (a) General. A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.
      (b) Grants. Stock Appreciation Rights may be granted in tandem with, or independent of, Options granted under the Plan.
      (c) Exercise. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.	RESTRICTED STOCK; RESTRICTED STOCK UNITS
      (a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).
      (b) Terms and Conditions. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price.
      (c) Stock Certificates. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.	OTHER STOCK-BASED AWARDS
      Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

9.	ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS
      (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share-and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the

Company (or substituted Awards may be made, if applicable) to the extent determined by the Board. If this Section 9(a) applies and Section 9(b) also applies to any event, Section 9(b) shall be applicable to such event, and this Section 9(a) shall not be applicable.
      (b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Generally. Upon the occurrence of a Reorganization Event, or the execution by the Company of any agreement with respect to a Reorganization Event, the Board shall provide that all outstanding Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Awards, then the Board may (i) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (v) any combination of the foregoing.

(3) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. For purposes of Section (2) above, an Option, SAR or Other Stock Unit Award shall be considered assumed if, following consummation of the Reorganization Event, the Option, SAR or Other Stock Unit Award confers the right to receive, for each share of Common Stock subject to the Option, SAR or Other Stock Unit Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or other payment of Options, SARs or Other Stock Unit Awards to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event. To the extent all or any portion of an Option becomes exercisable solely as a result of clause (2)(i) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (2)(i) above.

(4) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.	GENERAL PROVISIONS APPLICABLE TO AWARDS
      (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.
      (b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
      (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
      (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.
      (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. If provided for in an Award or otherwise approved by the Company, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.
      (f) Amendment of Award. Except as otherwise provided in Section 5(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.
      (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
      (h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.
      (i) Performance Conditions.

(1) This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) or in the absence of a committee so constituted, the Board as a whole (the “Section 162(m) Committee”).

(2) Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines, at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant, that such Participant is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3) If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) stock price, (b) market share, (c) regulatory compliance, (d) total shareholder return, (e) cash flow, (f) filing of regulatory applications with respect to new product candidates and drug products, (g) commercial launch of new drug products, (h) successful completion of clinical trials, and (i) successful discovery of new drug candidates and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee; and (iii) shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

(4) Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5) The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.	MISCELLANEOUS
      (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
      (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
      (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.
      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.
      (e) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
      (f) Compliance With Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.
      (g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.
      (h) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

IDE-PS-1-05

Appendix C

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IDENIX PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2005

     Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Jean-Pierre Sommadossi, David A. Arkowitz and Andrea J. Corcoran, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April 15, 2005 at the 2005 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.

     This proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no such direction is given, this proxy will be voted for the election of the nominees listed on the reverse side for the board of directors and for proposal numbers 2 and 3. Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.

     Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY IN ENCLOSED REPLY ENVELOPE

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Idenix Pharmaceuticals, Inc. 60 Hampshire Street Cambridge, MA 02139 Attn: Secretary	VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided (or return it to Idenix Pharmaceuticals, Inc., c/o Secretary. 60 Hampshire Street, Cambridge, MA 02139).

Please mark as in this example ☒

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBERS 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS

	For All Nominees	Withhold From All Nominees
	☐	☐
1.	To elect 8 directors to the Company’s board
of directors. Nominees:
(01) Jean-Pierre Sommadossi, Ph.D.
(02) Charles W. Cramb
(03) Thomas Ebeling
(04) Wayne T. Hockmeyer, Ph.D.
(05). Thomas R. Hodgson
(06) Robert E. Pelzer
(07) Denise Pollard-Knight, Ph.D.
(08) Pamela Thomas–Graham
For All Except  ☐ __________________________________________________________________________
TO WITHHOLD AUTHORITY TO VOTE, MARK “FOR ALL EXCEPT” AND WRITE THE NOMINEE’S NUMBER ON THE LINE BELOW. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

		FOR	AGAINST	ABSTAIN
2.	To approve the adoption of the Company’s 2005 Stock Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

MARK HERE IF ADDRESS CHANGE OR COMMENTS HAVE BEEN NOTED ON REVERSE ☐

Signature:	Date:

Signature:	Date: